Exhibit 10.2

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated June 9, 2020, is by and between S-FDF, LLC, a Texas limited liability company (the “Seller”), and Black Ridge Oil & Gas, Inc., a Nevada corporation (the “Company,” and together with the Seller, each a “Party,” and collectively, the “Parties”). Capitalized terms used, but not defied herein shall have the meanings ascribed to such terms on Exhibit A hereto.

RECITALS

WHEREAS, the Seller is engaged in the business of manufacturing and producing freeze-dried fruit and vegetables for human consumption (the “Business”); and

WHEREAS, the Seller wishes to sell to the Company, and the Company wishes to purchase and assume from the Seller, substantially all of the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Article I
Purchase and sale

Section 1.01      Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Company, and the Company shall purchase from the Seller, free and clear of any encumbrances, all of the Seller’s right, title and interest in, to and under the Purchased Assets. The “Purchased Assets” shall mean all of the Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets set forth in Section 1.02), which relate to, or are used or held for use in connection with, the Business and set forth on Section 1.01 of the Disclosure Schedules.

Section 1.02      Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights specifically set forth on Section 1.02 of the Disclosure Schedules (collectively, the “Excluded Assets”).

Section 1.03      Assumed Liabilities. Subject to the terms and conditions set forth herein, the Company shall assume and agree to pay, perform and discharge those liabilities of the Seller set forth on Section 1.03 of the Disclosure Schedules (collectively, the “Assumed Liabilities”).

Section 1.04      Excluded Liabilities. Notwithstanding the provisions of Section 1.03 or any other provision in this Agreement to the contrary, the Company shall not assume and shall not be responsible to pay, perform or discharge any liabilities of the Seller of any kind or nature whatsoever other than the Assumed Liabilities expressly set forth on Section 1.03 of the Disclosure Schedules (the “Excluded Liabilities”).

Section 1.05      Consideration.

(a)            Seller Shares. As consideration for the Purchased Assets, at the Closing, the Company shall issue to the Seller one million one hundred twenty thousand (1,120,000) shares of common stock of the Company (the “Seller Shares”) (with the value of the Seller Shares being the “Consideration Amount”). At the Closing, the Seller Shares shall represent forty-one and forty-eight hundredths percent (41.48%) of the Company’s issued and outstanding common stock. The amount of the Seller Shares issued to the Seller shall be subject to the following adjustments, as applicable:

(i)              If the AESE Share Proceeds are less than five million dollars ($5,000,000) as of the Final Determination Date, then the amount of the Seller Shares shall be increased as of the Final Determination Date to the number of shares of common stock equal to the Seller Value divided by the Per Share Adjusted Price or an equivalent value of preferred stock of the Company (at the election of the Company’s Board of Directors (the “Board”)).

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(ii)              If the AESE Share Proceeds are more than six million dollars ($6,000,000) as of the Final Determination Date, then the amount of the Seller Shares shall be reduced as of the Final Determination Date by the Seller forfeiting such amount of shares of common stock as is equal to the Seller Value divided by the Per Share Adjusted Price or the Seller may, at the election of the Seller, retain all of the previously issued Seller Shares by contributing additional cash to the Company at a value equal to the Per Share Adjusted Price.

(iii)             If the Company Contribution exceeds five million dollars ($5,000,000) as of the Final Determination Date due to additional equity or convertible debt financing of Company securities, then the Seller shall have the right to participate in the Company’s equity or convertible debt capital raise for the amount in excess of five million dollars ($5,000,000) to maintain its pro rata ownership in the Company.

Section 1.06      Allocation. Within ninety (90) days after the Closing Date, the Seller shall deliver a schedule allocating the Consideration Amount (including any Assumed Liabilities treated as consideration for the Purchased Assets for tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless the Company notifies the Seller in writing that the Company objects to one (1) or more items reflected in the Allocation Schedule within fifteen (15) days after delivery of the Allocation Schedule to the Company. In the event of any such objection, the Seller and the Company shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller and the Company are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days after the delivery of the Allocation Schedule to the Company, such dispute shall be resolved by RSM US LLP (the “Independent Accountant”) or, if the Independent Accountant is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by the Seller and the Company. The fees and expenses of such accounting firm shall be borne equally by the Seller and the Company. The Seller and the Company agree to file their respective IRS Form 8594 and all federal, state and local tax returns in accordance with the Allocation Schedule.

Article II
CLOSING

Section 2.01      Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on October 1, 2020 after all of the conditions to Closing set forth herein are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as the Seller and the Company may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 2.02      Closing Deliverables.

(a)             At the Closing, the Seller shall deliver, or cause to be delivered to the Company the following:

(i)              all consents and approvals necessary to effectuate the transfer of the Purchased Assets;

(ii)              a bill of sale in a form and substance satisfactory to the Company (the “Bill of Sale”) transferring the tangible personal property included in the Purchased Assets to the Company;

(iii)            an assignment and assumption agreement in a form and substance satisfactory to the Company (the “Assignment and Assumption Agreement”) effecting the assignment to and assumption by the Company of the Purchased Assets and the Assumed Liabilities;

(iv)            a certificate of the Secretary (or equivalent officer) of the Seller certifying as to (A) the accuracy and completeness of the representations and warranties made by the Seller in this Agreement; (B) the resolutions of the Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (C) the names and signatures of the officers of the Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(v)             the Employment Agreements;

(vi)            the Registration Rights Agreement; and

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(vii)           such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Company, as may be required to give effect to this Agreement.

(b)             At the Closing, the Company shall deliver, or cause to be delivered to the Seller the following:

(i)               the Seller Shares;

(ii)              the Bill of Sale;

(iii)             the Assignment and Assumption Agreement;

(iv)            a certificate of the Secretary (or equivalent officer) of the Company certifying as to (A) the accuracy and completeness of the representations and warranties made by the Company in this Agreement; (B) the resolutions of the Company, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby; and (C) the names and signatures of the officers of the Company authorized to sign this Agreement and the documents to be delivered hereunder; and

(v)              the Employment Agreements;

(vi)            the Registration Rights Agreement;

(vii)           the 2020 Equity Plan;

(viii)          the Amended and Restated Articles of Incorporation setting forth the mutually acceptable terms, rights, privileges, and preferences of the preferred stock of the Company to be potentially issued to Seller under Section 1.05(a)(i);

(ix)             a consent of the Company duly appointing (A) Ira Goldfarb, Claudia Goldfarb, and one additional person to be designated by Ira Goldfarb and Claudia Goldfarb, in their sole discretion, to the Board; (B) Ira Goldfarb as the Executive Chairman of the Board; (C) Claudia Goldfarb as Chief Executive Officer of the Company; and (D) Ken DeCubellis as an observer of the Board; and

(x)              such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Seller, as may be required to give effect to this Agreement.

Article III
Representations and warranties of THE SELLER

The Seller represents and warrants to the Company that the statements contained in this Article III are true and correct as of the Closing Date.

Section 3.01      Title to the Purchased Assets; Contract Restrictions. Except as otherwise set forth on Section 3.01 of the Disclosure Schedules, the Seller has good and marketable title to, and sole possession and control of the Purchased Assets, free and clear of all encumbrances. With respect to any contracts or similar arrangements which constitute part of the Purchased Assets: (i) the Seller has performed all of its obligations and is not in default or alleged to be in default thereunder, (ii) there exists no event, condition or occurrence which, without notice or lapse of time or both would constitute such a default, and (iii) the transfer and assignment to the Company of such contract or arrangement will not require the consent of any party thereto or constitute an event permitting termination thereof, unless such third party consent has been obtained by the Seller. The Purchased Assets constitute all of the assets currently owned by Seller or its affiliates related to the Business.

Section 3.02      Authorization. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. The Seller has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated by this Agreement have been duly authorized by all necessary action and no other proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. Accurate and complete copies of the Seller’s organizational documents have been delivered to the Company. The Seller has no subsidiaries and does not own any securities of any corporation or any other entity.

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Section 3.03      Enforceability. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, except in so for as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors rights and by limitations on the availability of equitable remedies.

Section 3.04      No Breach. The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with or violate in any material respect any law applicable to the Seller or by which any property or asset of the Seller is bound or affected, (ii) conflict with or violate any provision of the Seller’s organization documents, or (iii) result in a breach of or constitute a default (or an event that without notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien on any property or asset of the Seller under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller is a party or by which the Seller or any property or asset of the Seller is bound or affected, except in the case of clauses (i) and (ii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent the performance by the Seller of its material obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.05      No Undisclosed Liabilities. Except as otherwise specified in this Agreement, the Seller does not have any actual knowledge of any liabilities or obligations of any nature, fixed or contingent, disputed or undisputed, affecting the Purchased Assets. The Seller does not have any actual knowledge of any defects in the Purchased Assets of which will or may have a material adverse impact on the operation the Business.

Section 3.06      Litigation. There are no (i) claims, suits, actions, citations, administrative or arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Seller, threatened against the Seller or asserted in connection with the transactions contemplated by this Agreement or (ii) judgments, orders, writs, injunctions or decrees of any court or administrative agency involving or affecting the Seller.

Section 3.07      Taxes. The Seller has filed all tax returns and reports which are required by law to have been filed and has fully paid any and all taxes (including, but not limited to, income, franchise, property, sales, use and employment taxes) required to be paid in respect of the period covered by those returns and reports.

Section 3.08      Environmental Matters. No event has occurred or condition exists or operating practice is being employed with respect to the Business that could give rise to liability on the part of the Business or related to the Purchased Assets under any federal, state, or local statute, or any regulation, or applicable common law, relating primarily to protection of human health or the environment.

Section 3.09      Intellectual Property.

(a)             Except as set forth on Section 3.09 of the Disclosure Schedules, there are no patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, trade names, registered copyrights, domain names, or any application for such in the process of being prepared, owned by or registered in the name of the Seller related to the Business, or of which the Seller is a licensor or licensee or in which the Seller has any right related to the Business.

(b)            The Seller owns or possesses, or is able to obtain on reasonable terms, adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights, trade secrets and know how, including formulas, patterns, compilations, programs, devices, methods, techniques, processes, inventions, designs, technical data, and computer software (collectively, “Intellectual Property”) necessary to the conduct of the Business as conducted and no claim is pending or, to the Seller’s knowledge, threatened to the effect that the operations of the Business infringe upon or conflict with the asserted rights of any other person under any Intellectual Property.

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(c)             No claim is pending or, to the Seller’s knowledge, threatened to the effect that any Intellectual Property used, owned or licensed by the Seller related to the Business, or which the Seller otherwise has the right to use related to the Business, is invalid or unenforceable.

(d)            All proprietary and trade secret technical information developed by and belonging to the Seller related to the Business which has not been patented has, to the Seller’s knowledge, been kept confidential.

(e)             The Seller has not brought or threatened to bring any claim to the effect that any person has infringed upon or misappropriated any Intellectual Property.

(f)             The Seller is not contractually or, to the Seller’s knowledge, otherwise obligated to make any material payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to any of the Intellectual Property with respect to the use thereof or in connection with the conduct of the Business.

(g)            Each independent contractor or consultant engaged by the Seller for services to be rendered to the Business has executed an agreement prohibiting the disclosure of the Business’s confidential information and affirming the Business’s rights in its intellectual and other property. To the Seller’s knowledge, (i) no such independent contractor or consultant is subject to any secrecy or non-competition agreement or any agreement or restriction of any kind that would impede in any way the ability of such person to carry out fully all activities of such person in furtherance of the Business, and (ii) no former employer or client of any independent contractor or consultant rendering services to the Business has any claim of any kind whatsoever in respect of any of the Intellectual Property.

Section 3.10      Employees. The Seller has never had, and does not currently have, any employees.

Section 3.11      Compliance with Laws; Permits. To the Seller’s knowledge, the Seller is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of the Business or the ownership of the Purchased Assets. The Seller has not received written notice of any investigation or regulatory proceeding regarding the Business. The Seller has all franchises, permits, licenses, and any similar governmental authority necessary for the conduct of the Business as now being conducted by them and a list of all such franchise, permits, licenses and other similar authority are set forth on Section 3.11 of the Disclosure Schedules. The Seller is not in default in any material respect of any of such franchises, permits, licenses or other similar authority.

Section 3.12      Investor Representations.

(a)             The Seller understands that the Seller Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein. The Seller understands that the Seller Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller must hold the Seller Shares indefinitely unless they are registered with the Securities and Exchange Commission (the “SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Seller Shares, and on requirements relating to the Company which are outside of the Seller’s control, and which the Company is under no obligation and may not be able to satisfy.

(b)            The Seller understands that the Seller Shares and any securities issued in respect of or exchange for the Seller Shares, if certificated, may bear restricted legends.

(c)             The Seller represents that it is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

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Section 3.13      No Other Representations or Warranties. Notwithstanding anything contained in this Agreement, the Seller is not making any representation or warranty, express or implied, beyond those expressly given in this Agreement.

Article IV
Representations and warranties of THE COMPANY

The Company represents and warrants to the Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01      Authorization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary action and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. Accurate and complete copies of the Company’s organizational documents have been delivered to the Seller. The Company has no subsidiaries and does not own any securities of any corporation or any other entity.

Section 4.02      Enforceability. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except in so for as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors rights and by limitations on the availability of equitable remedies.

Section 4.03      No Breach. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with or violate in any material respect any law applicable to the Company or by which any property or asset of the Company is bound or affected, (ii) conflict with or violate any provision of the Company’s organization documents, or (iii) result in a breach of or constitute a default (or an event that without notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien on any property or asset of the Company under any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, except in the case of clauses (i) and (ii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, prevent the performance by the Company of its material obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 4.04      Litigation. There are no (i) claims, suits, actions, citations, administrative or arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Company, threatened against the Company or asserted in connection with the transactions contemplated by this Agreement or (ii) judgments, orders, writs, injunctions or decrees of any court or administrative agency involving or affecting the Company.

Section 4.05      Capitalization. As of the date hereof:

(a)             the authorized capital stock of the Company consists of (i) 500,000,000 shares of common stock, of which 1,600,424 shares are issued and outstanding, and (ii) 20,000,000 shares of preferred stock, of which 0 shares are issued and outstanding;

(b)            there are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or other rights, agreements, arrangements or commitments of any character relating to the Seller Shares; and

(c)             there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Seller Shares.

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Section 4.06      Public Company Filings. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since October 1, 2015. The Company has made available to the Seller all such registration statements, prospectuses, reports, schedules, forms, statements and other documents in the form filed with the SEC. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement, each Company SEC Report (i) complied in all respects with the requirements of the Securities Act, or the Securities and Exchange Act of 1934 (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time it was filed (or became effective), or if amended, supplemented or superseded by a filing prior to the date of this Agreement then on the date of such superseding filing, amendment or supplement, contain any untrue statement of fact or omit to state a fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has made available to the Seller a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

Section 4.07      Investment Company. The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company is not, and after the transactions contemplated by this Agreement, will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act and will conduct its business in a manner so that it will not become subject to the Investment Company Act.

Section 4.08      No Other Representations or Warranties. Notwithstanding anything contained in this Agreement, the Company is not making any representation or warranty, express or implied, beyond those expressly given in this Agreement.

Article V
Covenants

Section 5.01      Pre-Closing Operations. Following the execution of this Agreement and until the Closing Date, the Seller shall obtain the written consent of the Company prior to entering into any agreement or incurring any liability related to the Business with an obligation or payment, individually or in the aggregate, of Seller (or the Company upon assumption of such agreement or liability) in excess of $100,000 or for raw material purchases in excess of $250,000. Any agreement or liability incurred by the Seller following the execution of this Agreement, but prior to the Closing Date shall be expressly assignable by its terms and upon the Closing, the Seller shall, at the request of the Company, assign such agreement to the Company.

Section 5.02      Option Plan Matters.

(a)             Prior to the Closing, the Company shall (i) obtain the approval of the Board to increase the number of shares of common stock reserved under the 2020 Equity Plan by 194,150 shares, from 320,000 shares to 514,150 shares and (ii) file all required filings with the SEC related to such amendment and approval. On or before the one year anniversary of such Board approval of the increase in the number of shares of common stock reserved under the 2020 Equity Plan, the Company shall (i) obtain the approval of its stockholders to increase the number of shares of common stock reserved for issuance under the 2020 Equity Plan and (ii) file all required filings with the SEC related to such amendment and approval.

(b)             For the three (3) years following the Closing Date, the Company shall issue options for the purchase of shares of common stock of the Company or equity compensation only as approved by the Board of Directors of the Company or the compensation committee of the Company if one is established.

Section 5.03      Employee Matters. As of the Closing, the Company shall terminate all of its employees other than Ken DeCubellis.

Section 5.04      Press Releases and Announcements. No press releases or other public announcements related to this Agreement and the transactions contemplated herein shall be issued without the other Party’s prior written consent, which consent shall not be unreasonably withheld and shall be provided promptly following submission of the proposed press release or other public communication. Notwithstanding the foregoing, the Company may make all required regulatory filings and public disclosures regarding this Agreement and the transactions contemplated hereby, without the consent of the Seller; provided, however, if any required regulatory filing or public disclosure is made by the Company, the Company shall promptly provide a copy of such to the Seller.

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Section 5.05      Change of Name. No later than ten (10) business days following the Closing Date, the Seller shall (i) take all action necessary to approve and authorize the amendment of its organizational documents to change its name to one sufficiently dissimilar to the Seller’s present name, in Company’s judgment, to avoid confusion and (ii) take all actions requested by the Company to enable the Company to change its name to the Seller’s present name after the Closing.

Section 5.06      Schedule Updates. Following the execution of this Agreement and until the Closing Date, the Disclosure Schedules attached hereto shall be updated as mutually agreed to by Seller and the Company.

Section 5.07      Equity Consent. The Company agrees to obtain the Seller's prior written consent before agreeing to issue any equity, options or warrants for securities of the Company to be issued prior to the Closing Date, except for stock to be issued upon exercise of options and warrants outstanding of as of the date hereof.

Section 5.08      Seller Shares. The Company agrees that:

(a)             all of the Seller Shares shall be duly authorized, validly issued, fully paid and non-assessable;

(b)            upon consummation of the transactions contemplated by this Agreement, the Seller shall own all of the Seller Shares, free and clear of all encumbrances;

(c)             all of the Seller Shares shall be issued in compliance with applicable laws;

(d)            none of the Seller Shares shall be issued in violation of any agreement, arrangement or commitment to which the Company is a party or is subject to or in violation of any preemptive or similar rights of any person;

(e)             at Closing there will be no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation or other rights, agreements, arrangements or commitments of any character relating to the Seller Shares.

Article VI
termination

Section 6.01      Termination Events. By notice given prior to or at the Closing, subject to Section 6.02, this Agreement may be terminated:

(a)             by the Company if a material breach of any provision of this Agreement has been committed by the Seller and such breach has not been waived by the Company;

(b)            by the Seller if a material breach of any provision of this Agreement has been committed by the Company and such breach has not been waived by the Seller;

(c)             by mutual written consent of the Company and the Seller;

(d)            by the Company if the Closing has not occurred on or before October 31, 2020, or such later date as the Parties may agree upon, unless the Company is in material breach of this Agreement or the reason for the delay is a failure by the Company to comply with its obligations under this Agreement;

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(e)            by the Seller if the Closing has not occurred on or before October 31, 2020, or such later date as the Parties may agree upon, unless the Seller is in material breach of this Agreement or the reason for the delay is a failure by the Seller to comply with its obligations under this Agreement;

(f)             by the Seller or the Company for any reason provided that the Termination Fee set forth in Section 6.03 is paid to the non-terminating Party in advance of such termination; or

(g)            on or before the date that is twenty (20) days from the date hereof, by the Company if the background check report on either of Ira Goldfarb or Claudia Goldfarb is unsatisfactory to the Company in its reasonable discretion; provided, however, that, such time period shall be extended if either Ira Goldfarb or Claudia Goldfarb fail to reasonably cooperate in providing requested information to complete the background check report and any follow-up questions.

Section 6.02      Effect of Termination. Each Party’s right of termination under Section 6.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination shall not be deemed an election of remedies. If this Agreement is terminated pursuant to Section 6.01, all obligations of the Parties under this Agreement shall terminate, except that the obligations of the Parties set forth in Article VII; provided, however, that, nothing in this Agreement shall relieve any Party from liability for fraud or any intentional breach of this Agreement.

Section 6.03      Termination Fee. If this Agreement is terminated pursuant to Section 6.01(f), on the date of termination, the terminating Party shall pay, by wire transfer of immediately available funds to an account specified by the non-terminating Party, a termination fee of five million dollars ($5,000,000) (the “Termination Fee”).

Article VII
SURVIVAL Of REPRESENTATIONS AND WARRANTIES; Indemnification

Section 7.01      Survival of Representations and Warranties. All representations and warranties contained in this Agreement and in any Disclosure Schedule delivered in connection herewith, unless otherwise expressly provided herein, shall survive the consummation of the transactions described herein for a period equal to twelve (12) months from the Closing Date and may be fully and completely relied upon by each Party hereto, notwithstanding any investigation heretofore or hereafter made by either of them or on behalf of either of them, and shall not be deemed merged into any instruments or agreements delivered at Closing or thereafter.

Section 7.02      The Seller’s Indemnification. The Seller hereby agrees to indemnify and save the Company, its shareholders, officers, directors, employees, agents, counsel, representatives, successors and assigns (each, a “Company Indemnitee”) harmless from and against, for and in respect of, any and all Damages arising out of or based upon or resulting from or in connection with or as a result of:

(a)            any misrepresentation or breach of warranty by the Seller under this Agreement, or breach of, or failure to perform by the Seller, any covenant or agreement of, or required to be performed by, the Seller under this Agreement;

(b)            the existence or operation of the Business and Purchased Assets prior to the Closing; or

(c)             the assertion against the Company or the Purchased Assets of any liability or obligation of a contributing party (whether absolute, accrued, contingent or otherwise and whether a contractual, tort or any other type of liability, obligation or claim) not expressly assumed by the Company pursuant to this Agreement.

Section 7.03      The Company’s Indemnification. The Company hereby agrees to indemnity and save the Seller, its members, managers, agents, counsel, representatives, successors and assigns (each, a “Seller Indemnitee”) harmless from and against, for and in respect of, any and all Damages arising out of or based upon or resulting from or in connection with or as a result of:

(a)            any misrepresentation or breach of warranty by the Company under this Agreement, or breach of, or failure to perform by the Company, any covenant or agreement of, or required to be performed by, the Company under this Agreement;

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(b)            the existence or operation of the Company, the Business, or the Purchased Assets after the Closing; provided, that, the Company shall have no indemnification obligation with respect to the existence or operations of the Purchased Assets after the Closing, if the Damages claimed arise solely out of or result from the existence or operation of the Purchased Assets prior to the Closing; or

(c)            the assertion against the Seller, the Purchased Assets, or the Assumed Liabilities of any liability or obligation of a contributing party (whether absolute, accrued, contingent or otherwise and whether a contractual, tort or any other type of liability, obligation or claim) expressly assumed by the Company pursuant to this Agreement.

Section 7.04      Procedure.

(a)           A Party claiming indemnification under this Agreement (an “Indemnified Party”) shall promptly (x) notify the Party from whom indemnification is sought (the “Indemnifying Party”) of any third party claim or claims asserted against the Indemnified Party (“Third Party Claim”) for which indemnification is sought and (y) transmit to the Indemnifying Party a copy of all papers served with respect to such claim (if any) and a written notice (“Claim Notice”) containing a description in reasonable detail of the nature of the Third Party Claim, an estimate of the amount of Damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim), and the basis of the Indemnified Party’s request for indemnification under this Agreement. The failure by an Indemnified Party to promptly notify an Indemnifying Party of an indemnity claim shall not relieve an Indemnifying Party of its indemnity obligations under this Agreement except to the extent the Indemnifying Party is prejudiced by such delay.

(b)           Within fifteen (15) days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (x) whether the Indemnifying Party disputes its potential liability to the Indemnified Party with respect to such Third Party Claim and (y) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense and with counsel reasonably acceptable to the Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the reasonable discretion of the Indemnifying Party in accordance with this Section 7.04. The Indemnifying Party shall have full control of such defense and proceedings. The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer, or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests. If requested by the Indemnifying Party, the Indemnified Party agrees to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person. Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.04 and shall bear its own costs and expenses with respect to such participation.

(c)            If (x) the Indemnifying Party (A) fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, (B) notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to the preceding paragraph, but indicates that the Indemnifying Party disputes any portion of its potential liability to the Indemnified Party with respect to such Third Party Claim, or (C) elects to defend the Indemnified Party but fails to prosecute or settle the Third Party Claim as herein provided or (y) the Indemnified Party reasonably objects to such election on the grounds that counsel for such Indemnifying Party cannot represent both the Indemnified Party and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.04, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

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(d)            The Indemnifying Party shall not settle or compromise any Third Party Claim unless (x) the terms of such compromise or settlement require no more than the payment of money (i.e., such compromise or settlement does not require the Indemnified Party to admit any wrongdoing or take or refrain from taking any action), (y) the full amount of such monetary compromise or settlement will be paid by the Indemnifying Party, and (z) the Indemnified Party receives as part of such settlement a legal, binding, and enforceable unconditional satisfaction and/or release, in form and substance reasonably satisfactory to it, providing that such Third Party Claim and any claimed liability of the Indemnified Party with respect thereto is being fully satisfied by reason of such compromise or settlement and that the Indemnified Party is being released from any and all obligations or liabilities it may have with respect thereto. The Indemnified Party shall not settle or admit liability to any Third Party Claim without the prior written consent of the Indemnifying Party unless (x) the Indemnifying Party has disputed any portion of its potential liability to the Indemnified Party, and such dispute either has not been resolved or has been resolved in favor of the Indemnifying Party or (y) the Indemnifying Party has failed to respond to the Indemnified Party’s Claim Notice.

(e)            In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim), and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(f)             As promptly as possible after the Indemnified Party has given the Indemnity Notice to the Indemnifying Party pursuant to Section 7.04, such Indemnified Party and the Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration, or otherwise) and, within ten (10) business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

Article VIII
Miscellaneous

Section 8.01      Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or emailed (with hard copy to follow). Notices, demands, and communications to the Seller and the Company shall, unless another address is specified in writing, be sent to the address or email indicated below:

Notices to the Seller: S-FDF LLC 1918 N Olive Street, Apartment 3302 Dallas, TX 75201 Attention: Ira and Claudia Goldfarb Email: claudia@s-fdf.com	with a copy to (copy not constituting notice): Husch Blackwell LLP 4801 Main Street, Suite 1000 Kansas City, MO Attention: Steven F. Carman Email: steve.carman@huschblackwell.com

Notices to the Company: Black Ridge Oil & Gas, Inc. 110 North 5th Street, Suite 410 Minneapolis, MN 55403 Attention: Ken DeCubellis Email: ken.decubellis@blackridgeoil.com	with a copy to (copy not constituting notice): Stinson LLP 50 South Sixth Street, Suite 2600 Minneapolis, MN 55402 Attention: Jill R. Radloff Email: jill.radloff@stinson.com

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Section 8.02      Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

Section 8.03      Assignability. This Agreement shall not be assignable by either Party hereto without the prior written consent of the other Party.

Section 8.04      Entire Agreement; Amendment. Except as otherwise provided herein, this Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire understanding of the Parties hereto with respect to its subject matter. There are no representations, promises, warranties, covenants or undertakings other than as expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the Parties hereto with respect to its subject matter. This Agreement may be amended or modified only by a written instrument duly executed by the Parties hereto, and any condition to a Party’s obligations hereunder may only be waived in writing by such Party.

Section 8.05      Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.06      Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.

Section 8.07      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to its principles of conflicts of law.

Section 8.08      Waiver. Either Party to this Agreement may, by written notice to the other Party hereto, waive any provision of this Agreement from which such Party is entitled to receive a benefit. The waiver to the other Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

Section 8.09      Severability. In the event that any provision, or part thereof, of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or parts thereof, shall not in any way be affected or impaired thereby.

Section 8.10      Expenses. Except as otherwise set forth therein, each Party shall be responsible for its own legal fees and other costs and expenses incurred in connection with this Agreement and the negotiation and consummation of the transactions contemplated hereby, including any fees or commissions owed or payable to any broker or agent of such Party with respect to the transactions contemplated by this Agreement.

Section 8.11      Further Assurances. Each Party shall after the date hereof, and without further consideration, execute and deliver to the other Party such additional instruments of conveyance as are reasonably necessary to evidence more fully the transfers contemplated by this Agreement. On the terms and subject to the conditions of this Agreement, each of the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things (i) necessary, proper or advisable under law or (ii) reasonably requested by the other Party to consummate the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each governmental entity. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each Party to this Agreement shall use all commercially reasonable efforts to take all such actions.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

THE SELLER:

S-FDF, LLC

By: _____________________
Name: ___________________
Title: ____________________

THE COMPANY:

BLACK RIDGE OIL & GAS, INC.:

By: ______________________
Name: ____________________
Title: _____________________

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EXHIBIT A

DEFINITIONS

For the purposes of this Agreement, the following terms have the meaning set forth below:

“2020 Equity Plan” shall mean that certain 2020 Equity Plan of the Company, filed as Annex C to the Company's Definitive Schedule 14C Information Statement filed with the SEC on January 10, 2020, provided that the number of shares of the Company’s Common Stock reserved for issuance under the 2020 Equity Plan shall be increased by 194,150 shares, from 320,000 shares to 514,150 shares.

“AESE Share Proceeds” shall mean the gross sale proceeds of the Company’s shares in Allied Esports Entertainment, Inc. ("AESE") other than the 537,100 shares of AESE that are subject to distribution rights to the Company's officers and directors under the 2018 Management Incentive Plan dated March 6, 2018 (“AESE Shares”) less amounts repaid by the Company to Cadence Bank or any other financing sources that are secured by a pledge of AESE Shares.

“Amended and Restated Articles of Incorporation” shall mean those certain Articles of Incorporation of the Company, as amended and restated as necessary and appropriate to provide for the terms and conditions agreed to by the Parties.

“Company Contribution” shall mean the sum of: (i) the AESE Share Proceeds, (ii) the proceeds from a financing secured by the AESE Shares after the date hereof, (iii) the proceeds from an equity or convertible debt financing of Company securities, (iv) all of the Company’s legal fees in connection with the transactions contemplated by this Agreement and (v) all expenses incurred by the Company after August 1, 2020, except for severance or change in control payments made to the Company’s employees; provided, that, in no event shall any amount be included in more than one of the above categories.

“Damages” shall mean demands, judgments, injuries, penalties, damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, expenses, and environmental liabilities (including without limitation reasonable attorneys’ fees and expert witness fees), excluding punitive damages, suffered, sustained, incurred or required to be paid by any Party.

“Employment Agreements” shall mean those certain employment agreements of Ira Goldfarb, Claudia Goldfarb, and Ken DeCubellis, in the form attached hereto as Exhibit B-1, Exhibit B-2, and Exhibit B-3, respectively.

“Final Determination Date” shall mean (i) in the event that the Company Contribution is at least four million dollars ($4,000,000) on or before January 1, 2021, then the final adjustment determination shall be made as of the first anniversary of the Closing, or (ii) in the event that the Company Contribution is less than four million dollars ($4,000,000) on or before January 1, 2021, then the final adjustment determination shall be made as of January 1, 2021.

“Outstanding Shares” shall mean (one million six hundred thousand) 1,600,000 shares of common stock of the Company.

“Per Share Adjusted Price” shall mean (x) nine million ($9,000,000) either (i) less the amount that the AESE Share Proceeds are short of five million ($5,000,000) or (ii) plus the amount that the AESE Share Proceeds are in excess of six million ($6,000,000) divided by (y) the Outstanding Shares.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement of the Company, in the form attached hereto as Exhibit C.

“Seller Value” shall mean six million three hundred thousand dollars ($6,300,000).

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